Exhibit 99.1

LPL Financial Announces Third Quarter 2012 Financial Results
— Brokerage and Advisory Assets Grow 17% Year-Over-Year to $371 Billion —
— Company Declares Quarterly Cash Dividend of $0.12 per share —

Boston, MA - October 31, 2012 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced third quarter net income of $34.3 million, or $0.31 per diluted share, down $2.1 million compared to third quarter 2011 net income of $36.4 million, or $0.32 per diluted share. Adjusted Earnings, a non-GAAP measure, which excludes certain non-cash charges and other adjustments, were $53.0 million, or $0.47 per diluted share, up $1.4 million or 2.8% compared to $51.6 million, or $0.46 per diluted share, in the third quarter of 2011. Net revenues for the third quarter of 2012 increased 2.8% to $907.2 million, from $882.9 million in the prior year period. A reconciliation of GAAP measures to our non-GAAP measures, along with an explanation of these metrics, is provided below.

For the first nine months of 2012, net income of $115.0 million was down 12.2% compared to $130.9 million for the same period in 2011. Adjusted Earnings for the nine months ended September 30, 2012 were $171.2 million, an increase of 0.8% compared to $169.7 million for the nine months ended September 30, 2011. Net revenues for the first nine months of 2012 were $2.7 billion, an increase of 2.5% over the comparable period of 2011.

“With the backdrop of an uncertain economic environment, individual investors continued to take a cautious approach to engaging with the markets, which led to the subdued levels of advisor productivity we experienced this quarter,” said Mark Casady, LPL Financial chairman and CEO. “The cornerstone of our success has always been our conflict-free service to our advisors, which enables them to build trusted relationships with their clients and to grow assets on our platform. This foundation remains firmly intact. Our platform continues to attract a diverse set of advisors, including larger practices, RIAs, and retirement producers, in addition to core and financial institution based advisors. For the first nine months of 2012, we added 323 net new advisors. In addition, we continued to see strong asset flows, as reflected by the $2.9 billion in net new advisory assets for the quarter, representing 10% annualized growth. The performance of these fundamentals contributed to recurring revenues growing to 67% of net revenues this quarter.”

Total advisory and brokerage assets were $371.4 billion at the end of the quarter, which increased 17.4% from $316.4 billion as of September 30, 2011 and increased 5.2% from $353.0 billion as of June 30, 2012. Supported by net new advisory assets of $2.9 billion during the third quarter, advisory assets under custody were $118.6 billion at quarter-end.

Dan Arnold, chief financial officer, commented, “We are focused on optimizing the cost to serve our advisors by managing both our payout rate and our expenses. LPL Financial has been attracting an increasing number of large practices, and these offices continue to add production at a greater rate than more traditional practices. Our ability to support these larger practices speaks to the flexibility and attractiveness of our platform, but at the same time we recognize the need to manage our cost to serve these businesses. We are collaborating with these large advisor branches to establish a mutually beneficial structure to promote our combined success on a sustainable basis. With regards to our expenses, we remain committed to managing our cost structure in light of the challenging market conditions. Our expenses remained in line with the second quarter, as increased levels of conference expense were partially offset by tighter controls on discretionary expenses, reduced professional fees and management of our compensation expense.”

Mr. Arnold continued, “We maintain our flexibility in managing our capital resources as a result of our strong free cash flow performance. Based upon our liquidity and our belief that our share price does not reflect the long term earnings power of the Company, we expanded our share repurchases beyond mitigating the expected dilution resulting from future stock option exercises. In the third quarter, we spent $54.6 million buying back 1.9 million shares at a weighted average price of $28.67 per share, which reduced our diluted weighted average share count to 111.9 million. The Board likewise approved additional future repurchases of up to $150 million, providing us with ongoing flexibility to manage capital efficiently. Lastly, the Board approved a $0.12 per share quarterly dividend, to be paid on November 30, 2012 to all stockholders of record on November 15, 2012. These actions reflect the success of the Company and our positive outlook on future capital resources.”

Mr. Casady concluded, "We now have the tools and services necessary to serve over 90 percent of the assets in the retail market, broadening and deepening our growth opportunities along several fronts. We have driven positive developments across the investments we have made over the last few years. Our acquisitions and investments in the retirement, high-net worth, trust services and mass market spaces have expanded our ability to serve advisors in a variety of settings and target markets. We are seeing the benefit of our investments through the development of new business opportunities. Fortigent and Concord have teamed together to attract new business to LPL and are winning incremental assets from trust departments within several of our existing Institution Services clients. Our retirement solution is working with new and larger retirement plan business. With our wider strategic footprint in place, our focus is now firmly on enhancing the fundamentals of the Company to drive future financial success.”

Financial Highlights

•	Total advisory and brokerage assets ended at $371.4 billion as of September 30, 2012, up 17.4% compared to $316.4 billion as of September 30, 2011. Key drivers of this trend include:

◦	Advisory assets in the Company's fee-based platforms were $118.6 billion at September 30, 2012, up 23.2% from $96.3 billion at September 30, 2011.

◦	Net new advisory assets, which exclude market movement, were $2.9 billion for the three months ended September 30, 2012. On an annualized basis, this represents 9.8% growth.

•	Net revenue for the third quarter of 2012 increased 2.8% to $907.2 million from $882.9 million in the third quarter of 2011. Key drivers of this trend include:

◦	Commission revenue increased 0.9% for the third quarter of 2012 compared to the prior year period.

◦
Advisory revenue decreased 0.2% for the third quarter of 2012 compared to the prior year period. The continued shift of advisors to the Independent RIA platform and a re-pricing in one of the Company's significant custom clearing agreements have caused the rate of revenue growth to diverge from the rate of advisory asset growth.

◦
Asset-based revenue increased 11.5% for the third quarter of 2012 compared to the prior year period, in part due to the Company's successful integration of UVEST onto the LPL platform and market appreciation.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 66.5% of net revenue for the quarter, compared to 63.1% for the prior year period.

•
Revenues generated from the Company's cash sweep programs increased 8.9% to $34.4 million compared to $31.6 million in the prior year period. The assets in the Company's cash sweep programs averaged $22.1 billion for the third quarter of 2012 and $22.2 billion in the year-ago quarter. Revenues benefited from an increase in the effective federal funds rate, which averaged 0.14% for the third quarter of 2012 compared to 0.08% for the same period in the prior year. These benefits were partially offset by new assets earning a lower weighted average fee than the existing base, resulting from a contract renegotiation in the first quarter as previously communicated.

•
The Board declared a quarterly cash dividend of $0.12 per share on the Company's outstanding common stock, to be paid on November 30, 2012 to all stockholders of record on November 15, 2012. The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board.

•
During the third quarter of 2012, the Company repurchased 1.9 million shares of its common stock for a total of $54.6 million, or a weighted average price of $28.67 per share. The Company continued repurchasing shares in

October and spent approximately $20.2 million buying back 0.7 million shares through October 26 at a weighted average price of $28.59 per share. The Board has approved an additional share repurchase program in which the Company may purchase up to $150.0 million of its outstanding common stock from time to time in open market or privately negotiated transactions. As a result, the Company was authorized to repurchase up to $155.3 million in additional shares as of October 26, 2012.

Operational Highlights

•
The Company added 495 net new advisors during the twelve months ended September 30, 2012, excluding the attrition of 124 advisors from the UVEST conversion. During the third quarter of 2012, the number of advisors declined by 15, which was driven by the loss of a bank program with 181 advisors. The bank's parent company consolidated the bank's external operations onto the broker-dealer platform of an affiliate within its organization.

•
Assets under custody on the LPL Financial Independent RIA platform, which provides integrated advisory fee- and commission-based capabilities for independent advisors, grew 75.2% to $35.4 billion as of September 30, 2012 encompassing 180 RIA firms, compared to $20.2 billion and 142 RIA firms as of September 30, 2011. Of the $35.4 billion in assets under custody, $18.6 billion were in advisory fee accounts custodied by LPL, and $16.8 billion were in LPL brokerage accounts.

•
In August, LPL Financial hosted more than 2,500 financial advisors in San Diego for its annual advisor conference, focus12: Building a Winning Business. For three days, advisors attended keynote presentations and participated in educational meetings, workshops, technology demonstrations and coaching sessions. The advisors also networked with each other, approximately 500 LPL Financial employees, and over 1,100 product providers and other partners representing a diverse array of investment, insurance, and technology solutions.

•
In September, the Company expanded its Model Wealth Portfolios platform through the addition of two new portfolios from LPL Financial Research as well as two managed alternative investment portfolios from Fortigent Holdings Company, Inc. ("Fortigent"). This expansion provides access to the two new models designed by LPL Financial Research using its proprietary quad-core approach to create bond-like exposure without holding bonds as well as Fortigent's alternative strategy models designed to capture performance with lower volatility in client portfolios. These strategies enable advisors to help meet their clients' needs in today's rapidly-evolving financial environment.

•	In the third quarter, LPL Financial received broad industry recognition for its advisors, technology and services.

◦
Cogent Research, a leading independent research firm, released a study which showed that 22% of all advisors, and 29% of advisors working for a national wirehouse, said that they are considering a move to a new firm in the next two years. In that study, LPL received the highest ranking among all broker-dealers as the leading destination, with 43% of advisors indicating they would consider LPL.

◦
Five of LPL Financial's leading advisors were recognized in the "2012 Top 100 Independent Wealth Advisors" ranking by Barron's. Rankings were based in part on assets under management, as well as revenue generated by each advisor and the overall quality of the practice.

◦
LPL Financial ranked 26th in the Barron's 2012 survey of the “Top 40 Wealth Managers” in the United States. The annual ranking, which was published in the September 17 issue of Barron's, is based on the over $18 billion in assets under management in LPL Financial accounts of advisors' clients of $5 million or more as of June 30, 2012.

Conference Call and Additional Information

The Company will hold a conference call to discuss results at 8:00 a.m. EDT on Wednesday, October 31, 2012.  The conference call can be accessed by dialing 877-303-3145 (domestic) or 408-427-3861 (international) and entering passcode 36208482. For additional information, please visit the Company's website to access the Q3 2012 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 408-537-3406 (international) and entering passcode 36208482. The telephonic replay will be available until 11:59 p.m. on November 7, 2012.

Financial Highlights and Key Metrics
(Dollars in thousands, except per share data and where noted)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Financial Highlights (unaudited)
Net Revenue	$907,228	$882,857	2.8%	$2,716,844	$2,650,722	2.5%
Net Income	$34,299	$36,428	(5.8)%	$114,980	$130,934	(12.2)%
Earnings Per Share — diluted	$0.31	$0.32	(3.1)%	$1.02	$1.15	(11.3)%
Non-GAAP Measures:
Adjusted Earnings(1)	$52,999	$51,567	2.8%	$171,172	$169,747	0.8%
Adjusted Earnings Per Share(1)	$0.47	$0.46	2.2%	$1.52	$1.51	0.7%
Adjusted EBITDA(1)	$108,000	$111,596	(3.2)%	$344,534	$358,924	(4.0)%

	As of September 30,
	2012	2011	% Change
Metric Highlights (unaudited)
Advisors(2)	13,170	12,799	2.9%
Advisory and Brokerage Assets (billions)(3)	$371.4	$316.4	17.4%
Advisory Assets Under Custody (billions)(4)(5)	$118.6	$96.3	23.2%
Net New Advisory Assets (billions)(6)	$8.2	$9.8	(16.3)%
Insured Cash Account Balances (billions)(5)	$14.2	$14.2	—%
Money Market Account Balances (billions)(5)	$7.4	$8.9	(16.9)%

(1)
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Net income	$34,299	$36,428	$114,980	$130,934
Interest expense	12,826	16,603	42,297	52,929
Income tax expense	19,939	25,634	73,429	88,165
Amortization of purchased intangible assets and software(a)	9,971	9,909	29,751	29,132
Depreciation and amortization of all other fixed assets	8,452	9,313	23,259	26,662
EBITDA	85,487	97,887	283,716	327,822
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,439	3,833	13,775	11,120
Acquisition and integration related expenses(c)	10,528	1,241	17,442	4,205
Restructuring and conversion costs(d)	1,217	8,086	5,391	13,520
Debt extinguishment costs(e)	—	—	16,652	—
Equity issuance and related offering costs(f)	4,040	421	4,486	2,062
Other(g)	2,289	128	3,072	195
Total EBITDA Adjustments	22,513	13,709	60,818	31,102
Adjusted EBITDA	$108,000	$111,596	$344,534	$358,924

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Net income	$34,299	$36,428	$114,980	$130,934
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,357	2,933	10,330	8,511
Acquisition and integration related expenses(j)	4,307	765	9,014	2,594
Restructuring and conversion costs	751	4,989	3,326	8,342
Debt extinguishment costs	—	—	10,274	—
Equity issuance and related offering costs(k)	3,986	260	4,262	1,272
Other	1,412	79	1,895	120
Total EBITDA Adjustments	13,813	9,026	39,101	20,839
Amortization of purchased intangible assets and software(h)	6,152	6,113	18,356	17,974
Acquisition related benefit for a net operating loss carry-forward(l)	(1,265)	—	(1,265)	—
Adjusted Earnings	$52,999	$51,567	$171,172	$169,747
Adjusted Earnings per share(m)	$0.47	$0.46	$1.52	$1.51
Weighted average shares outstanding — diluted(n)	111,877	111,173	112,436	112,483
___________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation based on the grant date fair value under the Black-Scholes valuation model for: i) stock options awarded to employees and officers; ii) restricted stock awarded to non-employee directors; and iii) beginning in the third quarter of 2012, shares awarded to employees under the 2012 Employee Stock Purchase Plan ("ESPP").

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the three and nine months ended September 30, 2012, approximately $9.2 million and $9.9 million, respectively, was recognized as a charge against earnings due to a net increase in the estimated fair value of contingent consideration.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of September 30, 2012, approximately 86% and 98%, respectively, of costs related to these two initiatives had been recognized. The remaining costs largely consist of the amortization of transition payments that have been made in connection with these two conversions for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts under the prior senior secured credit facilities, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the establishment of the new senior secured credit facilities.

(f)
Represents equity issuance and offering costs incurred in the three and nine months ended September 30, 2012 and 2011, related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011. In addition, results for the three and nine months ended September 30, 2012 include a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering.

(g)
Represents certain excise and other taxes. In addition, results for the three and nine months ended September 30, 2012 include approximately $2.3 million for consulting services aimed at enhancing the Company's performance in support of its advisors while operating at a lower cost.

(h)
EBITDA adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three and nine months ended September 30, 2012 and 2011, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, shares awarded to employees under the ESPP for which the Company receives a tax deduction, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.6 million and $1.5 million, respectively, for the three months ending September 30, 2012 and 2011. For the nine month periods ending September 30, 2012 and 2011, share-based compensation for vesting of incentive stock options was $4.8 million and $4.3 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. The three and nine months ended September 30, 2012 included a $5.7 million reduction of expense relating to the fair value of contingent consideration for the stock acquisition of Concord Wealth Management ("Concord"), that is not deductible for tax purposes and that the Company does not consider to be indicative of its core performance.

(k)
Represents the after-tax expense of equity issuance and offering costs related to the closing of a secondary offering that occurred in the second quarter of 2012, and the closing of a secondary offering that occurred in the second quarter of 2011. Results for the three and nine months ended September 30, 2012 include the full expense impact of a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering, that is not deductible for tax purposes.

(l)
Represents the expected tax benefit available to the Company from the accumulated net operating losses of Concord that arose prior to its acquisition by the Company; such benefits were recorded in the third quarter of 2012.

(m)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis, as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)
Earnings per share — diluted	$0.31	$0.32	$1.02	$1.15
Adjustment for allocation of undistributed earnings to stock units	—	—	—	0.01
After-Tax:
EBITDA Adjustments per share	0.12	0.09	0.35	0.19
Amortization of purchased intangible assets and software	0.05	0.05	0.16	0.16
Acquisition related benefit for a net operating loss carry-forward	(0.01)	—	(0.01)	—
Adjusted Earnings per share	$0.47	$0.46	$1.52	$1.51

(n)
Included within the weighted average share count for the three and nine months ended September 30, 2012, is approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan that were not included in the weighted average share count for the three and nine months ended September 30, 2011.

(2)
Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company's broker-dealer subsidiaries. The Company consolidated the operations of UVEST with LPL Financial which resulted, as expected, in the attrition of 124 advisors during the trailing twelve months ended September 30, 2012. Excluding attrition from the integration of the UVEST platform, the Company added 495 net new advisors during the twelve months ended September 30, 2012.

(3)
Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition. Such totals do not include the market value of other client assets as of September 30, 2012, comprised of $41.6 billion held in retirement plans supported by advisors licensed with LPL Financial, $11.1 billion of trust assets supported by Concord and $58.7 billion of assets supported by Fortigent Holdings Company, Inc. Data regarding certain of these assets was not available at September 30, 2011, and therefore is not meaningful for comparison. In addition, retirement plan assets represent assets that are custodied with 26 third-party providers of retirement plan administrative services who provide reporting feeds. The Company estimates the total assets in retirement plans served to be between $65.0 billion and $80.0 billion. If the Company receives reporting feeds in the future from providers from whom it does not currently receive feeds, the Company intends to include and identify such additional assets in this metric.

(4)
In reporting financial and operating results for the three and nine months ended September 30, 2012 and 2011, the Company renamed this business metric advisory assets under custody (formerly known as advisory assets under management). Advisory assets under custody are comprised of advisory assets under management in the Company's corporate RIA platform, and Independent RIA assets in advisory accounts custodied by the Company.

(5)	Advisory assets under custody, insured cash account balances and money market account balances are components of advisory and brokerage assets.

(6)	Represents net new advisory assets consisting of funds from new accounts and additional funds deposited into existing advisory accounts that were custodied in the Company's fee-based advisory platforms during the nine months ended September 30, 2012 and 2011. Net new advisory assets for the three months ended September 30, 2012 and 2011 were $2.9 billion and $3.0 billion, respectively.

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, projected costs, plans, liquidity, and ability and plans to repurchase shares and pay dividends in the future, as well as any other statements that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of October 30, 2012. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2011 Annual Report on Form 10-K.  For example, the Company may be unable to successfully integrate the systems and operations related to our acquisitions of Concord, Fortigent and Veritat Advisors, Inc. and realize the expected synergies from these transactions. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this quarterly report, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2012), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers integrated technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,100 financial advisors and approximately 685 financial institutions. In addition, LPL Financial supports over 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,900 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

# # #

LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com

Michael Herley
Kekst and Company
Phone: (212) 521-4897
Email: michael-herley@kekst.com

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Revenues
Commissions	$442,129	$438,294	0.9%	$1,353,025	$1,350,053	0.2%
Advisory fees	267,334	267,878	(0.2)%	786,507	776,254	1.3%
Asset-based fees	100,024	89,691	11.5%	300,049	270,018	11.1%
Transaction and other fees	84,730	78,476	8.0%	238,196	220,980	7.8%
Other	13,011	8,518	52.7%	39,067	33,417	16.9%
Net revenues	907,228	882,857	2.8%	2,716,844	2,650,722	2.5%
Expenses
Production	630,103	623,886	1.0%	1,887,146	1,862,301	1.3%
Compensation and benefits	91,309	77,337	18.1%	273,355	242,889	12.5%
General and administrative	99,118	76,063	30.3%	251,141	204,675	22.7%
Depreciation and amortization	18,423	19,222	(4.2)%	53,010	55,794	(5.0)%
Restructuring charges	1,211	7,684	(84.2)%	4,962	13,035	(61.9)%
Total operating expenses	840,164	804,192	4.5%	2,469,614	2,378,694	3.8%
Non-operating interest expense	12,826	16,603	(22.7)%	42,297	52,929	(20.1)%
Loss on extinguishment of debt	—	—	*	16,524	—	*
Total expenses	852,990	820,795	3.9%	2,528,435	2,431,623	4.0%
Income before provision for income taxes	54,238	62,062	(12.6)%	188,409	219,099	(14.0)%
Provision for income taxes	19,939	25,634	(22.2)%	73,429	88,165	(16.7)%
Net income	$34,299	$36,428	(5.8)%	$114,980	$130,934	(12.2)%
Earnings per share
Basic	$0.31	$0.33	(6.1)%	$1.05	$1.19	(11.8)%
Diluted	$0.31	$0.32	(3.1)%	$1.02	$1.15	(11.3)%
___________________
* Not Meaningful

LPL Financial Holdings Inc.
Financial Highlights
(Dollars in thousands, except per share data and where noted)
(Unaudited)

	Three Month Quarterly Results
	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
REVENUES
Commissions	$442,129	$447,243	$463,653	$404,382	$438,294
Advisory fees	267,334	268,192	250,981	251,219	267,878
Asset-based fees	100,024	102,784	97,241	89,706	89,691
Transaction and other fees	84,730	78,894	74,572	71,227	78,476
Other	13,011	10,730	15,326	12,119	8,518
Net revenues	907,228	907,843	901,773	828,653	882,857
EXPENSES
Production(1)	630,103	630,136	626,907	586,123	623,886
Compensation and benefits	91,309	93,034	89,012	79,237	77,337
General and administrative	99,118	84,457	67,566	58,553	76,063
Depreciation and amortization	18,423	17,412	17,175	16,947	19,222
Restructuring charges	1,211	2,057	1,694	8,372	7,684
Total operating expenses	840,164	827,096	802,354	749,232	804,192
Non-operating interest expense	12,826	13,439	16,032	15,835	16,603
Loss on extinguishment of debt	—	—	16,524	—	—
Total expenses	852,990	840,535	834,910	765,067	820,795
INCOME BEFORE PROVISION FOR INCOME TAXES	54,238	67,308	66,863	63,586	62,062
PROVISION FOR INCOME TAXES	19,939	27,806	25,684	24,138	25,634
NET INCOME	$34,299	$39,502	$41,179	$39,448	$36,428
EARNINGS PER SHARE
Basic	$0.31	$0.36	$0.38	$0.36	$0.33
Diluted	$0.31	$0.35	$0.37	$0.35	$0.32
FINANCIAL CONDITION
Total Cash & Cash Equivalents (billions)	$0.4	$0.5	$0.7	$0.7	$0.7
Total Assets (billions)	$3.7	$3.6	$3.8	$3.8	$3.7
Total Debt (billions)(2)	$1.3	$1.3	$1.4	$1.3	$1.3
Stockholders' Equity (billions)	$1.2	$1.2	$1.2	$1.3	$1.3
KEY METRICS
Advisors	13,170	13,185	12,962	12,847	12,799
Production Payout(1)	87.4%	86.7%	86.4%	88.0%	87.0%
Advisory and Brokerage Assets (billions)	$371.4	$353.0	$354.1	$330.3	$316.4
Advisory Assets Under Management (billions)	$118.6	$111.4	$110.8	$101.6	$96.3
Net New Advisory Assets (billions)(3)	$2.9	$2.8	$2.5	$1.0	$3.0
Insured Cash Account Balances (billions)(4)	$14.2	$14.6	$13.9	$14.4	$14.2
Money Market Account Balances (billions)(4)	$7.4	$8.5	$7.7	$8.0	$8.9
Adjusted EBITDA(5)	$108,000	$111,579	$124,955	$100,796	$111,596
Adjusted Earnings(5)	$52,999	$54,973	$63,199	$48,838	$51,567
Adjusted Earnings per share(5)	$0.47	$0.49	$0.56	$0.44	$0.46
_____________________________

(1)
Production expense is comprised of commission and advisory fees and brokerage, clearing and exchange fees. Production payout, a statistical measure, excludes brokerage, clearing and exchange fees and is calculated as commission and advisory fees divided by commission and advisory revenues.

(2)	Represents borrowings on the Company's senior secured credit facilities, revolving line of credit and bank loans payable.

(3)
Represents net new advisory assets consisting of funds from new accounts and additional funds deposited into existing advisory accounts that are custodied in the Company's fee-based advisory platforms during the three month periods then ended.

(4)	Represents insured cash and money market account balances as of the end of each reporting period.

(5)	The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands, except per share data):

	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
	(unaudited)
Net income	$34,299	$39,502	$41,179	$39,448	$36,428
Interest expense	12,826	13,439	16,032	15,835	16,603
Income tax expense	19,939	27,806	25,684	24,138	25,634
Amortization of purchased intangible assets and software(a)	9,971	9,948	9,832	9,849	9,909
Depreciation and amortization of all other fixed assets	8,452	7,464	7,343	7,098	9,313
EBITDA	85,487	98,159	100,070	96,368	97,887
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,439	5,176	4,160	3,858	3,833
Acquisition and integration related expenses(c)	10,528	5,056	1,858	(8,020)	1,241
Restructuring and conversion costs(d)	1,217	2,164	2,010	8,532	8,086
Debt extinguishment costs(e)	—	109	16,543	—	—
Equity issuance and related offering costs(f)	4,040	446	—	—	421
Other(g)	2,289	469	314	58	128
Total EBITDA Adjustments	22,513	13,420	24,885	4,428	13,709
Adjusted EBITDA	$108,000	$111,579	$124,955	$100,796	$111,596

	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
	(unaudited)
Net income	$34,299	$39,502	$41,179	$39,448	$36,428
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,357	3,806	3,167	2,961	2,933
Acquisition and integration related expenses(j)	4,307	3,561	1,146	(4,948)	765
Restructuring and conversion costs	751	1,335	1,240	5,264	4,989
Debt extinguishment costs	—	67	10,207	—	—
Equity issuance and related offering costs(k)	3,986	275	—	—	260
Other	1,412	289	194	36	79
Total EBITDA Adjustments	13,813	9,333	15,954	3,313	9,026
Amortization of purchased intangible assets and software(h)	6,152	6,138	6,066	6,077	6,113
Acquisition related benefit for a net operating loss carry-forward(l)	(1,265)	—	—	—	—
Adjusted Earnings	$52,999	$54,973	$63,199	$48,838	$51,567
Adjusted Earnings per share(m)	$0.47	$0.49	$0.56	$0.44	$0.46
Weighted average shares outstanding — diluted(n)	111,877	112,834	112,529	111,095	111,173
______________________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation expense based on the grant date fair value under the Black-Scholes valuation model for: i) stock options awarded to employees and officers; ii) restricted stock awarded to non-employee directors; and iii) beginning in the third quarter of 2012, shares awarded to employees under the ESPP.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the third quarter of 2012, approximately $9.2 million was recognized as a charge against earnings due to a net increase in the estimated fair value of contingent consideration. Also, as previously disclosed, the Company has been involved in a legal dispute with a third-party indemnitor under a purchase and sale agreement with respect to the indemnitor's refusal to make indemnity payments that the Company believed were required under the purchase and sale agreement. The Company settled this legal dispute in the fourth quarter of 2011. Accordingly, the Company received a $10.5 million cash settlement, $9.8 million of which has been excluded from the presentation of Adjusted EBITDA, a non-GAAP measure.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities. As of September 30, 2012, approximately 86% and 98%, respectively, of costs related to these two initiatives had been recognized. The remaining costs largely consist of the amortization of transition payments that have been made in connection with these two conversions for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of the prior senior secured credit facilities, including the write-off of $16.5 million of unamortized debt issuance costs that have no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the establishment of the new senior secured credit facilities.

(f)
Represents equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011. In addition, results for the three months ended September 30, 2012, include a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering.

(g)
Represents certain excise and other taxes. In addition, results for the three months ended September 30, 2012 include approximately $2.3 million for consulting services aimed at enhancing the Company's performance in support of its advisors while operating at a lower cost.

(h)
EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the periods presented, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, shares awarded to employees under the ESPP for which the Company receives a tax deduction, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.6 million, $1.6 million, $1.6 million, $1.5 million and $1.5 million for the three months ended September 30, 2012, June 30, 2012, March 31, 2012, December 31, 2011 and September 30, 2011, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. The three months ended September 30, 2012 included a $5.7 million reduction of expense relating to the fair value of contingent consideration for the stock acquisition of Concord, that is not deductible for tax purposes and that the Company does not consider to be indicative of its core performance.

(k)
Represents the after-tax expense of equity issuance and offering costs related to the closing of a secondary offering in the second quarter of 2012, and the closing of a secondary offering in the second quarter of 2011. Results for the three months ended September 30, 2012 include the full expense impact of a $3.9 million charge relating to the late deposit of withholding taxes related to the exercise of certain non-qualified stock options in connection with the Company's 2010 initial public offering, that is not deductible for tax purposes.

(l)
Represents the expected tax benefit available to the Company from the accumulated net operating losses of Concord that arose prior to its acquisition by the Company; such benefits were recorded in the third quarter of 2012.

(m)	Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	Q3 2012	Q2 2012	Q1 2012	Q4 2011	Q3 2011
	(unaudited)
Earnings per share — diluted	$0.31	$0.35	$0.37	$0.35	$0.32
Adjustment for allocation of undistributed earnings to stock units	—	—	—	0.01	—
After-Tax:
EBITDA Adjustments per share	0.12	0.08	0.14	0.03	0.09
Amortization of purchased intangible assets and software	0.05	0.06	0.05	0.05	0.05
Acquisition related benefit for a net operating loss carry-forward	(0.01)	—	—	—	—
Adjusted Earnings per share	$0.47	$0.49	$0.56	$0.44	$0.46

(n)
The weighted average share count for the quarters in 2012 includes approximately 850,000 shares resulting from the distribution pursuant to the 2008 Nonqualified Deferred Compensation Plan that were not previously included in the quarterly weighted average share count.